Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Post-effective amendment No. 2 Registration Statement (File No. 333-260530) on Form S-3 on Form S-1 and (File No. 333- 268062) on Form S-1 of our report dated September 13, 2022, relating to the consolidated financial statements of Vintage Wine Estates, Inc., appearing in the Annual Report on Form 10-K of Vintage Wine Estates, Inc. as of and for the year ended June 30, 2022. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

May 30, 2023